Exhibit 10.5

                           Marcus A. Luna, Esq.
                        1000 N. Green Valley Pkwy.
                              PMB # 300-137
                           Henderson, NV 89074
                              (702) 673-7843

FEBRUARY 1, 2010

Nevada Processing Solutions
9646 Giddings
Las Vegas, NV 89148
(702) 334-4008

Re:  Assignment of Distribution Agreement to Nevada Processing Solutions

Dear Sir:

   I am sending this letter to acknowledge the assignment to Nevada Processing Solutions of the Distribution Agreement entered into between the Equity Capital Group, Inc., financing group (which became the owner of the MMAX assets pursuant to a non-judicial foreclosure on or about April 15,
2009) and HollywoodLaundromat.Com, Inc., which was executed on January 8, 2010.
   Based on the concurrent assignment agreement between the financing group and Nevada Processing Solutions, we hereby agree to concurrently assign all contractual and property rights previously held relating to the assets assigned. Thus, based upon this assignment and our concurrently executed contract, we hereby also assign the contractual rights to the related television "Distribution Agreement" with HollywoodLaundromat.Com, Inc., a California corporation. At the time of the assignment to NEPR, the contract with HollywoodLaundromat.Com, Inc., has not been completed and no payments or other monetary benefit has been received by any party, thus the contract is deemed a contingent or prospective right to benefit from the future commercialization of the MMAX Assets and not based on any ongoing or current business operations.
   The Distribution Agreement (a copy of which is attached hereto) grants distribution rights relating to the assigned assets to all television series and video assets to HollywoodLaundromat.Com, Inc. The terms of the Distribution Agreement require the distributor, HollywoodLaundromat.Com, Inc., to pay a variable percentage of all proceeds derived from television syndication of the Company's video assets, based on the market and language of the programming. Currently, the distributor has secured distribution of 39 episodes (three seasons) of the MMAX Fights one hour television series on a limited basis in Puerto Rico, which is scheduled to commence airing on television in February, 2010. There is no guaranty that all of the episodes will air because the television network has reserved the right to terminate the syndication agreement subject to its own discretion. The distributor has entered into a revenue sharing arrangement with a network station, which means that any revenue derived by the public company from syndication of the MMAX Fights television series will be based on a percentage of the revenue generated by the television network which will air the assigned video television series. Thus, because the contract has not commenced and has not produced any revenues, there is no basis upon which to make a revenue projection and there is no contractually committed sum or payment due from the distributor.

    Sincerely,

/s/ Marcus A. Luna, Esq.
------------------------


Acknowledged and Accepted this 1st day of February, 2010.

NEVADA PROCESSING SOLUTIONS

By: /s/ J. Chad Guidry
    ---------------------------
    Authorized Signatory for
    Nevada Processing Solutions


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